UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 1, 2010
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer
Identification No.)

5100 Tennyson Parkway
Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.02. Results of Operations and Financial Condition
     On February 1, 2010 Denbury Resources Inc. (“Denbury”) issued a press release announcing oil, natural gas and carbon dioxide (“CO2”) reserve information at year-end 2009, and preliminary estimates of its 2009 fourth quarter and full-year production and its 2009 capital expenditures. A copy of the press release is attached hereto as Exhibit 99.1.
     As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 2.02 and in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.
Item 8.01 Other Events
Year-End Proved Reserves and Analysis
     Denbury’s total proved oil and natural gas reserves as of December 31, 2009 were 207.5 million barrels of oil equivalent (“MMBOE”), consisting of 192.9 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 88.0 billion cubic feet (“Bcf”) (14.7 MMBOE) of natural gas. The Company also announced that its proved CO2 reserves were 6.3 trillion cubic feet (“Tcf”) at year-end 2009. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities. Denbury’s year-end 2009 proved reserves are 93% oil, 62% are proved developed, and 65% of the year-end reserves are tertiary oil reserves.
     In accordance with Securities and Exchange Commission requirements, Denbury’s proved reserves at December 31, 2009 were computed using first-day-of-the-month 12-month average 2009 commodity prices of $61.18 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $3.87 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net price received by the Company. Denbury’s net average prices contained in the reserve report, were approximately $58.36 per Bbl of oil, $38.56 per Bbl of natural gas liquids, and $3.99 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”) was $3.1 billion at December 31, 2009, as compared to a PV-10 value of $1.9 billion a year earlier prepared based upon unescalated year-end 2008 prices.
     Proved reserves at December 31, 2008 were computed using unescalated NYMEX commodity prices of $44.60 per Bbl of oil and a Henry Hub cash price of $5.71 per MMBtu of natural gas. The Company estimates that the PV-10 Value at December 31, 2009 would change by approximately $95 million for each dollar change in the oil price per Bbl and approximately $4 million for each $0.10 change in the natural gas price per Mcf, if the oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural prices were to change significantly, it is likely that the NYMEX differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.
     PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.
Estimates of 2009 Production
     Based on preliminary data, the Company’s estimated average daily production rate for its tertiary oil production during the fourth quarter of 2009 is approximately 26,300 Bbls/d, an 8% sequential increase over its third quarter 2009 average tertiary production of 24,347 Bbls/d. Estimated 2009 average tertiary oil production is approximately 24,343 Bbls/d. The Company’s preliminary fourth quarter total production is approximately 44,940 BOE/d, a 5% sequential increase over the third quarter of 2009 average of 42,659 BOE/d. This results in an average annual production rate for 2009 of approximately 48,280 BOE/d.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.
          The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit
Number	Description of Exhibit
99.1	Denbury press release, dated February 1, 2010, “Denbury Reports Year-End Proved Reserve Quantities.”

99.2	Consent of DeGolyer and MacNaughton, independent petroleum engineering firm for Denbury Resources Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: February 1, 2010	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President - Accounting

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
99.1	Denbury press release, dated February 1, 2010, “Denbury Reports Year-End Proved Reserve Quantities.”

99.2	Consent of DeGolyer and MacNaughton, independent petroleum engineering firm for Denbury Resources Inc.